Exhibit 21.1
SIRIUS XM HOLDINGS INC.
SUBSIDIARIES

Sirius XM Radio Inc.

Satellite CD Radio LLC
Sirius XM Connected Vehicle Services Inc.
Sirius XM Connected Vehicle Services Holdings Inc.
XM Emall Inc.
XM 1500 Eckington LLC
XM Investment LLC
XM Radio LLC